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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

      BOSTON LIFE SCIENCES NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER

   Dr. Robert J. Rosenthal will provide substantial operating experience and management depth.

July 10, 2002--Boston, Ma. --Boston Life Sciences, Inc. (NASDAQ: BLSI) announced the appointment of Dr. Robert J. Rosenthal as President and Chief Operating Officer. A proven executive with twenty years of experience in building shareholder value, Dr. Rosenthal led the acquisition and integration of the PerkinElmer Analytical Instruments Division into EG&G. As president of the combined division, with revenues in excess of $800 million, he focused on serving the needs of a wide range of customers including the pharmaceutical and biotechnology sectors. Prior to this responsibility, Dr. Rosenthal was President & CEO of Thermo Optek Corporation an analytical instrument company. Sales under his leadership rose from $212 million to $550 million, and pretax profits accelerated to over $80 million from $35 million. Earlier in his career, Dr. Rosenthal was the President of Nicolet Instrument Corporation, a supplier of analytical tools for research and development to several industries including biotechnology. In the course of his career, he integrated successfully the acquisition of a dozen companies with an aggregate value over $1 billion.

David Hillson, the Chairman and CEO of Boston Life Sciences commented, "BLSI needs greater management depth now that our company is completing its transformation from a research & development, pre-clinical biotech entity into a clinical product vehicle. Most of its science is being readied for human trials and potential partnering. We believe Bob's multi-faceted successful operating experience will provide us with a structured and focused effort aimed at translating our well-recognized, innovative technological accomplishments into relevant commercial opportunities." Hillson went on to say, "We have looked for the addition of key senior management strength for quite some time. Bob, a seasoned operating executive, who has an outstanding profit orientation will bring an enhanced sense of discipline to the new phase that lies ahead for BLSI. In this exceedingly difficult environment for biotech funding where the emphasis is upon rapid development of commercially realizable values, Bob's record of pragmatic, turnaround management, will help channel our efforts more efficiently toward enhancing shareholder value."

Dr. Rosenthal stated, "I am delighted to join a management team that I believe has created an enviable record of exposure to exceptional technologies aimed at addressing unmet diagnostic and therapeutic needs for major disorders like cancer, central nervous system trauma, Parkinson's disease and Attention Deficit Hyperactivity Disorder. Our challenge is to harness these achievements for the creation of long-term economic values as we move as efficiently as possible through the clinical and approval phases that lie ahead."

Bob Rosenthal holds a B.S. in Chemistry from the University of Maryland, an M.S. in Chemistry from State University of New York (Buffalo) and a Ph.D. in Physical Chemistry from Emory University. He spent a post-doctorate year in Germany as a fellow and guest scientist of the Alexander von Humboldt Foundation, followed by a year at UCLA as a post-doctorate fellow. Bob, who lives in the Boston area, also holds an AEA Executive MBA from Stanford University.

BLSI is developing novel diagnostics and therapeutics for Parkinson's Disease
(PD) and Attention Deficit Hyperactivity Disorder (ADHD) as well as treatments for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in development include: ALTROPANE(TM) and FLUORATEC(TM) radioimaging agents for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

  For further information, please contact:

                                               Corporate
                                               David Hillson
                                               President & CEO
                                               dhillson@bostonlifesciences.com
                                               617.425.0200